UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 14, 2014

THE TIMKEN COMPANY

(Exact Name of Registrant as Specified in its Charter)

Ohio

(State or Other Jurisdiction

of Incorporation)

1-1169	34-0577130
(Commission File Number)	(IRS Employer Identification No.)

1835 Dueber Avenue, S.W., Canton, Ohio 44706-2798

(Address of Principal Executive Offices) (Zip Code)

(330) 438-3000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2014, the Board of Directors (the “Board”) of The Timken Company (the “Company”) increased the size of the Board from thirteen to fourteen members and elected Christopher L. Mapes as a director to fill the vacancy. Mr. Mapes was also appointed to the Audit and Compensation Committees of the Board. Mr. Mapes will immediately begin serving as a director for a term that expires at the 2014 Annual Meeting of Shareholders of the Company. Mr. Mapes is currently the Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc.

In connection with his appointment to the Board, Mr. Mapes will receive the same compensation as all other non-employee directors of the Company as disclosed in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission (the “SEC”) on March 21, 2013. Mr. Mapes and the Company will also enter into the Company’s standard director indemnification agreement, the form of which was previously filed with the SEC as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”).

The Company also announced that:

•	Ward J. Timken, a director of the Company since 1971, is retiring from the Board, effective as of the 2014 Annual Meeting of Shareholders, pursuant to the Board’s policy that a director retire from the Board at the Annual Meeting of Shareholders after reaching age 72;

•	James W. Griffith, a director since 1999 and the current President and Chief Executive Officer of the Company, is, as previously announced, expected to retire at the time the planned spinoff of the Company’s steel business is completed (the “Spinoff”), and will not stand for re-election at the 2014 Annual Meeting of Shareholders;

•	John M. Ballbach, a director since 2009, also will not stand for re-election at the 2014 Annual Meeting of Shareholders; and

•	Diane C. Creel, a director since 2012, and Phillip R. Cox, a director since 2004, are expected to resign from the Board at the time the Spinoff is completed to become directors of TimkenSteel Corporation.

Also on February 14, 2014, the Company appointed Philip D. Fracassa, age 45, Chief Financial Officer of the Company, effective March 1, 2014, replacing Glenn A. Eisenberg, the Company’s Executive Vice President—Finance and Administration, who will remain with the Company until March 31, 2014.

Prior to his appointment, Mr. Fracassa served as Senior Vice President of Planning and Development of the Company since August, 2012. Since joining the Company in 2005, Mr. Fracassa has held a variety of senior financial leadership positions with the Company, including Vice President of Tax, Senior Vice President of Tax and Treasury and Senior Vice President and Group Controller of the Company’s bearings and power transmission business.

In connection with his appointment, Mr. Fracassa and the Company entered into the Company’s standard officer indemnification agreement and a severance agreement (the “Severance Agreement”), the forms of which were previously filed with the SEC as Exhibits 10.13 and 10.10, respectively, to the 2012 Form 10-K.

As Chief Financial Officer, Mr. Fracassa will receive an annual base salary and will participate in the Company’s Senior Executive Management Performance Plan and in the Company’s Long-Term Incentive Plan, which provides for long-term incentive grants the value of which is linked directly to the performance of the Company or the price of its common shares. Mr. Fracassa will also be entitled to participate in the Company’s retirement income programs and its broad-based benefit programs, including health, disability and life insurance programs, and will be entitled to certain perquisites.

Pursuant to the Severance Agreement, in the event Mr. Fracassa’s employment is terminated without “cause” by the Company, Mr. Fracassa will receive, among other benefits, severance equal to 1.5 times the sum of: (a) his annual base salary; and (b) an amount equal to the highest annual incentive payout percentage (not to exceed 100%) during the preceding five years multiplied by the target amount of incentive pay for the year in which he is terminated. Moreover, if certain events occur, such as a reduction in his responsibilities or termination of his employment without cause following a change in control, Mr. Fracassa will be entitled to receive, among other benefits, a payment in an amount equal to a multiple of 3 times the sum of: (a) the greater of (i) his annual base salary in effect prior to the termination or (ii) his annual base salary in effect prior to the change in control; and (b) the greater of (i) his target annual amount of incentive compensation for the year in which his employment is terminated or (ii) his target annual amount of incentive compensation for the year in which the change in control occurs.

On February 14, 2014, the Company issued press releases regarding the changes to the Board and the appointment of Mr. Fracassa. A copy of each press release is attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 14, 2014, the Board approved and adopted certain amendments to the Company’s Amended Regulations to eliminate certain director qualification requirements. The preceding sentence and its characterization of the amendments is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Amended Regulations, as so amended, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Amended Regulations of The Timken Company, as amended February 14, 2014.

99.1	Press Release of The Timken Company Regarding Board Announcements, dated February 14, 2014.

99.2	Press Release of The Timken Company Regarding Appointment of Mr. Fracassa, dated February 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMKEN COMPANY

By:	/s/ William R. Burkhart
William R. Burkhart Senior Vice President and General Counsel

Date: February 14, 2014

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended Regulations of The Timken Company, as amended February 14, 2014.

99.1	Press Release of The Timken Company Regarding Board Announcements, dated February 14, 2014.

99.2	Press Release of The Timken Company Regarding Appointment of Mr. Fracassa, dated February 14, 2014.